Exhibit 10.4

DOMINO’S PIZZA, INC.

Amendment to Non-Statutory Stock Option

Granted Under 2004 Equity Incentive Plan

Reference is made to the Stock Option granted to you by Domino’s Pizza, Inc., a Delaware corporation (the “Company”) on or prior to February 28, 2009, pursuant to the Company’s 2004 Equity Incentive Plan (as amended from time to time, the “Plan”).

Pursuant to, and in accordance with, Section 9 of the Plan, the terms of your Stock Option are hereby amended as follows:

1. Vesting Upon Retirement. Section 1 of the Stock Option is hereby amended to add the following paragraph as the penultimate paragraph of such Section 1:

Subject to the other provisions of this Agreement and the Plan, if the Participant Retires (or dies or becomes disabled at a time when the Participant had satisfied the age and years of service requirements specified in the definition of Retirement) this Stock Option will immediately upon such Retirement or death or disability, as applicable, and to the extent not otherwise exercisable become fully exercisable, and will thereafter and during the period specified in the following paragraph remain, to the extent not previously exercised, fully exercisable for the Shares. For purposes of this Stock Option, “Retire” and “Retirement” mean termination of the Participant’s employment (other than a termination for cause) after attainment by the Participant of age fifty-five (55) and ten (10) years of continuous service with the Company and/or its subsidiaries.

2. Post-Termination Exercise Period. The last paragraph of Section 1 of the Stock Option is hereby amended and restated in its entirety to read as follows:

Upon termination of the Participant’s employment, any portion of this Stock Option that is not then exercisable (determined after giving effect, to the extent applicable, to the accelerated exercisability provisions of the immediately preceding paragraph) will immediately expire and the remainder of this Stock Option will remain exercisable, subject to the other provisions of this Agreement and the Plan, until the earlier of (A) the Expiration Date, or (B)(i) if the employment terminates by reason of the Participant’s death, the second anniversary of the date of such death; (ii) if the employment terminates by reason of the Participant’s Retirement, the Expiration Date, provided, however, that if the Participant dies after Retirement the period specified by this clause (ii) shall be modified to end on the second anniversary of the date of

EIP Amendment

such death; (iii) if the employment terminates by reason of disability or an involuntary termination other than for cause, the first anniversary of the date of termination; or (iv) if the Participant voluntarily terminates employment before becoming eligible for Retirement, or is involuntarily terminated for cause, the thirtieth (30th) day following the date of termination. Upon the expiration of the applicable latest exercise date described in the immediately preceding sentence, this Stock Option shall terminate.

Except as amended hereby, the Stock Option remains in full force and effect subject to the terms of the Stock Option and the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

By:
Name:	David A. Brandon
Title:	Chairman and Chief Executive Officer

EIP Amendment